For Immediate Release

Date: July 25, 2007

Contacts:	J. Williar Dunlaevy	Stephen M. Conley

	Chairman & Chief Executive Officer	Chief Financial Officer

Phone:	413-445-3500	413-445-3530

Email:	bill.dunlaevy@legacybanks.com	steve.conley@legacybanks.com
Legacy Bancorp, Inc. Reports Results for Quarter Ended June 30, 2007
PITTSFIELD, MASSACHUSETTS (July 25, 2007): Legacy Bancorp, Inc. (the “Company” or “Legacy”) (NASDAQ: LEGC), the holding company for Legacy Banks (the “Bank”), today reported net income of $715,000, or $0.08 per diluted share for the quarter ended June 30, 2007, which represents a decrease of $298,000, or 29.4% from net income of $1.0 million in the second quarter of 2006. Year to date, the Company has generated net income of $1.2 million, or $0.13 per diluted share, a decrease of $876,000, or 41.8% from the first six months of 2006. The decrease in net income in both periods is primarily a result of an increase in non-interest expenses as described below. The total shares outstanding resulted in a book value per share and tangible book value per share of $14.16 and $13.85, respectively, at June 30, 2007.
J. Williar Dunlaevy, Chief Executive Officer, commented “We are pleased to report that Legacy continued to produce steady loan and asset growth during both the second quarter and first half of 2007. This growth was funded by strong deposit growth during the second quarter, which also enabled us to reduce our Federal Home Loan Bank borrowings during the quarter. The successful promotions and opening of our new office in Great Barrington and our relocated office in North Adams were a factor in the deposit growth. We continue to place a heavy emphasis on managing our Net Interest Margin in both a very competitive market and with the challenges of an unfavorable yield curve. Our overall long term strategy continues to be to generate consistent deposit and loan growth that will drive revenue and earnings growth in the future, particularly when there is a more normal yield curve. We continue to be pleased with our loan production in the Berkshires and the New York Capital District, and our overall asset quality remains strong.”
The Company’s balance sheet increased by $36.1 million, or 4.5%, from $808.3 million at December 31, 2006 to $844.4 million at June 30, 2007. Within the overall asset growth, the gross loan portfolio, excluding loans held for sale, increased by $36.8 million, or 6.3% in the first half of 2007, $21.3 million of which occurred in the second quarter. Year to date growth included an increase in residential mortgage balances of $15.1 million, or 4.6% to $340.5 million, and an increase in commercial real estate and other commercial loans of $19.6 million, or 10.1% to $213.5 million. The investment portfolio has decreased by $10.7 million or 6.1% while cash and cash equivalents decreased $2.7 million, or 12.3% at June 30, 2007 as compared to the prior year end. Cash flow from both of these balance sheet categories was utilized to partially fund loan growth, the purchase of $9.9 million of new Bank Owned Life Insurance, as well as the repurchase of common shares as described below.
Deposits increased by $32.0 million, or 6.2%, to $550.2 million, primarily in certificate of deposits (CDs) and certain money market accounts. Deposit growth was driven by CD specials and new customer relationships related to the new branch openings in Great Barrington and North Adams, Massachusetts. Advances from the Federal Home Loan Bank of Boston (FHLBB) have increased by $13.6 million or 10.7% at June 30, 2007 as compared to the end of 2006 due primarily to the Bank taking advantage of some lower cost FHLBB specials to partially fund loan growth in the first quarter. Although borrowings have increased year to date, the growth in deposits described above did allow the Bank to decrease FHLBB advances by $7.7 million in the second quarter of 2007.
The overall decrease in stockholders’ equity of $8.2 million during the first half of 2007 was driven primarily by stock repurchases. Legacy purchased 412,344 shares of Company stock at an average price of $16.15 per share in the first quarter of 2007 in order to fund the restricted stock portion of the 2006 Equity Incentive Plan. Additionally the Company purchased 231,400 shares at an average price of $15.03 during the second quarter of 2007 as part of a stock repurchase program announced in April. Total equity was positively impacted by a contribution of $1.2 million from net income and the amortization of unearned compensation. These increases to equity were offset somewhat by the declaration of a $0.04 per share dividend in each of the first two quarters of 2007.
Asset quality remains strong at the close of the second quarter, with non-performing assets as a percentage of total assets at 0.14%. The provision for loan losses increased by $17,000, or 9.7% in the second quarter of 2007 and by $98,000 or 28.8% for the full six months as compared to the same periods in 2006. This increase was a reflection of both the difference in the amount of and mix of loan growth for the respective periods, as well as loan recoveries in 2006. The allowance for loan losses to total loans stood at 0.81% at both June 30, 2007 and 2006, as compared to 0.80% at December 31, 2006.
The Company’s net interest income decreased by $57,000, or 1.0% in the second quarter of 2007 as compared to the same period in 2006, and by $101,000, or 0.8% year to date as compared to the first six months of 2006. The net interest margin (“NIM”) was 3.00% for the three months ended June 30, 2007, a decrease of 17 basis points from the first quarter of the year and 18 basis points from the second quarter of 2006. Year to date the NIM was 3.08% which represents a decrease of 17 basis points from the same period of 2006. Both the yield curve and the deposit specials related to the new branch openings have resulted in some NIM pressure.
Non-interest income for the quarter totaled $1.8 million, an increase of $615,000, or 54.0% compared to the second quarter of 2006 due to increases in portfolio management fees, income from bank owned life insurance and net gains on the sale of securities. Additionally, customer services fees increased $279,000, or 42.7% mainly as a result of prepayment fees received in 2007 on certain commercial loans. Year to date, non-interest income has increased by $776,000, or 35.7% as compared to the first half of 2006 for basically the same reasons.
Operating expenses increased by $1.0 million, or 19.7% for the second quarter of 2007 as compared to the same period of 2006, and by $2.0 million, or 18.8% year to date. Expenses increased primarily in the salaries and benefit categories which increased by $875,000, or 29.7% in the second quarter and by $1.8 million, or 30.9% year to date as compared to the same prior year periods. Salary and benefit increases related to new branch and lending personnel, as well as amortization expense of $626,000 in the second quarter and $1.3 million year to date related to the 2006 Equity Incentive Plan approved by shareholders in November 2006. The 2007 opening of the two new branch locations has and will continue to increase operating expenses in the near-term. The Company’s core efficiency ratio for the quarter (GAAP efficiency ratio net of effect of non-recurring adjustments) increased to 86.5% from 76.2% in the year earlier period primarily due to the increase in operating expenses and pressure on the net interest margin as outlined above. Year to date the core efficiency ratio has increased to 86.4% in 2007 from 75.0% in the first six months of 2006.
CONFERENCE CALL
J. Williar Dunlaevy, Chairman and Chief Executive Officer, and Stephen M. Conley, Chief Financial Officer, will host a conference call at 2:00 p.m. (Eastern Time) on Thursday, July 26, 2007. Persons wishing to access the conference call may do so by dialing 877-407-9205. Replays of the conference call will be available beginning July 26, 2007 at 6:00 p.m. (Eastern Time) through August 3, 2007 at 11:59 p.m. (Eastern Time) by dialing 877-660-6853 and using Account #286 and Conference ID #247574 (both numbers are needed to access the replay).
FORWARD LOOKING STATEMENTS
Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Legacy Bancorp is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and the associated conference call. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

NON-GAAP FINANCIAL MEASURES
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. We believe that providing certain non-GAAP financial measures, such as core efficiency ratio, provides investors with information useful in understanding our financial performance, our performance trends and financial position. A reconciliation of non-GAAP to GAAP financial measures is included in the accompanying financial tables, elsewhere in this report.

LEGACY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	June 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS

Cash and due from banks	$11,813	$10,442
Short-term investments	7,164	11,202

Cash and cash equivalents	18,977	21,644

Securities and other investments	165,420	176,132
Loans held for sale	802	—
Loans, net of allowance for loan losses of $5,043 in 2007 and $4,677 in 2006	615,536	578,802
Premises and equipment, net	17,442	15,416
Accrued interest receivable	3,491	3,552
Goodwill, net	3,085	3,085
Net deferred tax asset	4,520	4,474
Bank-owned life insurance	14,363	4,424
Other assets	751	789

	$844,387	$808,318

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$550,234	$518,248
Securities sold under agreements to repurchase	4,219	5,575
Federal Home Loan Bank advances	141,063	127,438
Mortgagors’ escrow accounts	870	944
Accrued expenses and other liabilities	6,228	6,116

Total liabilities	702,614	658,321

Commitments and contingencies

Stockholders’ Equity
Preferred Stock ($.01 par value, 10,000,000 shares authorized, none issued or outstanding)	—	—
Common Stock ($.01 par value, 40,000,000 shares authorized and 10,308,600 issued at June 30, 2007 and December 31, 2006; 10,011,356 outstanding at June 30, 2007, and 10,308,600 outstanding at December 31, 2006)	103	103
Additional paid-in-capital	101,288	106,094
Unearned Compensation — ESOP	(9,153)	(9,519)
Unearned Compensation — Equity Incentive Plan	(4,838)	(5,375)
Retained earnings	59,320	58,863
Accumulated other comprehensive loss	(388)	(169)
Treasury stock, at cost (297,244 shares at June 30, 2007 and no shares at December 31, 2006)	(4,559)	—

Total stockholders’ equity	141,773	149,997

	$844,387	$808,318

LEGACY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Interest and dividend income:
Loans	$10,003	$8,861	$19,541	$17,375
Securities:
Taxable	2,031	1,796	4,070	3,559
Tax-Exempt	66	60	132	115
Short-term investments	137	131	293	211

Total interest and dividend income	12,237	10,848	24,036	21,260

Interest expense:
Deposits	4,547	3,268	8,645	5,969
Federal Home Loan Bank advances	1,778	1,608	3,390	3,183
Other borrowed funds	29	32	62	68

Total interest expense	6,354	4,908	12,097	9,220

Net interest income	5,883	5,940	11,939	12,040
Provision for loan losses	193	176	438	340

Net interest income after provision for loan losses	5,690	5,764	11,501	11,700

Non-interest income:
Customer service fees	932	653	1,648	1,307
Portfolio management fees	295	261	563	499
Income from bank owned life insurance	100	26	122	53
Insurance, annuities and mutual fund fees	61	33	109	63
Gain on sales of securities, net	305	127	393	166
Gain on sales of loans, net	49	27	97	67
Miscellaneous	11	11	20	21

Total non-interest income	1,753	1,138	2,952	2,176

Non-interest expenses:
Salaries and employee benefits	3,826	2,951	7,571	5,785
Occupancy and equipment	713	605	1,414	1,272
Data processing	521	490	1,035	971
Professional fees	266	397	550	766
Advertising	269	237	444	388
Other general and administrative	748	618	1,508	1,361

Total non-interest expenses	6,343	5,298	12,522	10,543

Income before income taxes	1,100	1,604	1,931	3,333

Provision for income taxes	385	591	713	1,239

Net income	$715	$1,013	$1,218	$2,094

Earnings per share
Basic	$0.08	$0.11	$0.13	$0.22
Diluted	$0.08	$0.11	$0.13	$0.22

Weighted average shares outstanding
Basic	9,126,427	9,552,787	9,172,259	9,545,953
Diluted	9,153,185	9,552,787	9,197,331	9,545,953

LEGACY BANCORP, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS AND OTHER DATA (UNAUDITED)
(Dollars in thousands except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Financial Highlights:
Net interest income	$5,883	$5,940	$11,939	$12,040
Net income	715	1,013	1,218	2,094
Per share data:
Earnings — basic	0.08	0.11	0.13	0.22
Earnings — diluted	0.08	0.11	0.13	0.22
Dividends declared	0.04	0.03	0.08	0.06
Book value per share — end of period	14.16	14.27	14.16	14.27
Tangible book value per share — end of period	13.85	13.98	13.85	13.98

Ratios and Other Information:
Return on average assets	0.34%	0.51%	0.30%	0.53%
Return on average equity	1.97%	2.74%	1.66%	2.84%
Net interest rate spread (1)	2.24%	2.46%	2.29%	2.57%
Net interest margin (2)	3.00%	3.18%	3.08%	3.25%
Efficiency ratio (3)	86.5%	76.2%	86.4%	75.0%
Average interest-earning assets to average interest-bearing liabilities	123.55%	127.13%	125.29%	127.60%

At period end:
Stockholders’ equity	$141,773	$147,153
Total assets	844,387	808,170
Equity to total assets	16.8%	18.2%
Non-performing assets to total assets	0.14%	0.13%
Non-performing loans to total loans	0.19%	0.19%
Allowance for loan losses to
non-performing loans	419.55%	436.15%
Allowance for loan losses to total loans	0.81%	0.81%
Number of full service offices	11	10

(1)	The net interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(3)	The efficiency ratio represents non-interest expense for the period minus expenses related to the amortization of intangible assets divided by the sum of net interest income (before the loan loss provision) plus non-interest income.

	Three Months Ended June 30, 2007			Three Months Ended June 30, 2006
	Average			Average
	Outstanding			Outstanding
	Balance	Interest	Yield/ Rate(1)	Balance	Interest	Yield/ Rate(1)
	(Dollars in thousands)
Interest-earning assets:
Loans — Net (2)	$606,447	$10,003	6.60%	$562,199	$8,861	6.30%
Investment securities	167,715	2,097	5.00%	174,709	1,856	4.25%
Short-term investments	10,857	137	5.05%	10,819	131	4.84%

Total interest-earning assets	785,019	12,237	6.24%	747,727	10,848	5.80%
Non-interest-earning assets	51,346			43,507

Total assets	$836,365			$791,234

Interest-bearing liabilities:
Savings deposits	$47,718	51	0.43%	$58,933	64	0.43%
LifePath Savings	99,798	1,013	4.06%	70,169	614	3.50%
Money market	56,473	530	3.75%	54,579	382	2.80%
NOW accounts	35,980	59	0.66%	39,102	23	0.24%
Certificates of deposits	241,838	2,894	4.79%	215,972	2,185	4.05%

Total interest-bearing deposits	481,807	4,547	3.77%	438,755	3,268	2.98%
Borrowed Funds	153,602	1,807	4.71%	149,388	1,640	4.39%

Total interest-bearing liabilities	635,409	6,354	4.00%	588,143	4,908	3.34%
Non-interest-bearing liabilities	55,943			55,333

Total liabilities	691,352			643,476
Equity	145,013			147,758

Total liabilities and equity	$836,365			$791,234

Net interest income		$5,883			$5,940

Net interest rate spread (3)			2.24%			2.46%
Net interest-earning assets (4)	$149,610			$159,584

Net interest margin (5)			3.00%			3.18%
Average interest-earning assets to interest-bearing liabilities			123.55%			127.13%

(1)	Yields and rates for the three months ended June 30, 2007 and 2006 are annualized.

(2)	Includes loans held for sale.

(3)	Net interest rate spread represents the difference between the yield on total average interest-earning assets and the cost of total average interest-bearing liabilities for the three months ended June 30, 2007 and 2006.

(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

	Six Months Ended June 30, 2007			Six Months Ended June 30, 2006
	Average			Average
	Outstanding			Outstanding
	Balance	Interest	Yield/ Rate(1)	Balance	Interest	Yield/ Rate(1)
	(Dollars in thousands)
Interest-earning assets:
Loans — Net (2)	$595,647	$19,541	6.56%	$556,693	$17,375	6.24%
Investment securities	167,385	4,202	5.02%	175,467	3,674	4.19%
Short-term investments	11,868	293	4.94%	9,086	211	4.64%

Total interest-earning assets	774,900	24,036	6.20%	741,246	21,260	5.74%
Non-interest-earning assets	46,051			42,689

Total assets	$820,951			$783,935

Interest-bearing liabilities:
Savings deposits	$49,124	105	0.43%	$59,773	130	0.43%
LifePath Savings	97,830	1,992	4.07%	71,340	1,176	3.30%
Money market	52,406	920	3.51%	53,237	688	2.58%
NOW accounts	35,782	113	0.63%	38,636	44	0.23%
Certificates of deposits	235,246	5,515	4.69%	206,648	3,931	3.80%

Total interest-bearing deposits	470,388	8,645	3.68%	429,634	5,969	2.78%
Borrowed Funds	148,087	3,452	4.66%	151,287	3,251	4.30%

Total interest-bearing liabilities	618,475	12,097	3.91%	580,921	9,220	3.17%
Non-interest-bearing liabilities	56,101			55,489

Total liabilities	674,576			636,410
Equity	146,375			147,525

Total liabilities and equity	$820,951			$783,935

Net interest income		$11,939			$12,040

Net interest rate spread (3)			2.29%			2.57%
Net interest-earning assets (4)	$156,425			$160,325

Net interest margin (5)			3.08%			3.25%
Average interest-earning assets to interest-bearing liabilities			125.29%			127.60%

(1)	Yields and rates for the six months ended June 30, 2007 and 2006 are annualized.

(2)	Includes loans held for sale.

(3)	Net interest rate spread represents the difference between the yield on total average interest-earning assets and the cost of total average interest-bearing liabilities for the six months ended June 30, 2007 and 2006.

(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

Reconciliation of Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude significant gains or losses that are expected to be non-recurring and to exclude the effects of amortization of intangible assets (in the case of the efficiency ratio). Because these items and their impact on the Company’s performance are difficult to predict, management believes that presentations of financial measures excluding the impact of these items provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Net Income (GAAP)	$715	$1,013	$1,218	$2,094
Less: Gain on sale of securities, net	(305)	(127)	(393)	(166)
Adjustment: Income taxes	107	47	145	62

Net Income (Core)	$517	$933	$970	$1,990

Efficiency Ratio (GAAP)	86.5%	76.2%	86.4%	75.0%
Effect of gain on sale of securities, net	—	—	—	—

Efficiency Ratio (Core)	86.5%	76.2%	86.4%	75.0%